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As filed with the Securities and Exchange Commission on June 10, 2002

Registration No. 333-58110

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GATEWAY, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-1249184
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

14303 Gateway Place
Poway, California 92064
(858) 848-3401
(Address, including zip code and telephone number,
including area code of Registrant's principal executive offices)

Javade Chaudhri, Esq.
Senior Vice President, General Counsel and Secretary
Gateway, Inc.
14303 Gateway Place
Poway, California 92064
(858) 848-3401
(Name, address, including zip code and telephone number,
including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: Not applicable.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

REMOVAL OF SECURITIES FROM REGISTRATION

        This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3, as filed on April 2, 2001 and subsequently declared effective by the Securities and Exchange Commission on May 31, 2001 (No. 333-58110), is being filed to deregister certain shares of common stock of Gateway, Inc. ("Gateway"). Gateway previously registered pursuant to the Registration Statement the resale of up to 5,938,948 shares of Common Stock, $.01 par value (the "Common Stock"), issuable upon conversion of a $200 million convertible senior note that was issued by us in February 2001 (the "Note"). In December 2001 the Note was exchanged for 50,000 shares of Gateway's Series C Preferred Stock, resulting in the Note's termination prior to its conversion. Gateway never issued any of the shares of Common Stock covered by the Registration Statement and will not issue any such shares of Common Stock. Accordingly, this Post-Effective Amendment is being filed to remove from registration all of the Common Stock covered by the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of the Common Stock.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Poway, State of California, on June 7, 2002.

GATEWAY, INC.

By:	/s/ JOSEPH BURKE Name: Joseph Burke Title: Senior Vice President & Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 7, 2002	/s/ THEODORE W. WAITT Theodore W. Waitt Chairman, Chief Executive Officer and Director (Principal Executive Officer)
Date: June 7, 2002	/s/ JOSEPH BURKE Joseph Burke Senior Vice President, Chief Financial Officer (Principal Financial Officer)
Date: June 7, 2002	/s/ JEFFREY A. PACE Jeffrey A. Pace Vice President & Controller (Principal Accounting Officer)
Date: June 7, 2002	/s/ CHARLES G. CAREY* Charles G. Carey Director
Date: June 7, 2002	/s/ GEORGE M. KRAUSS* George M. Krauss Director
Date: June 7, 2002	/s/ DOUGLAS L. LACEY* Douglas L. Lacey Director
Date: June 7, 2002	/s/ JAMES F. MCCANN* James F. McCann Director

Date: June 7, 2002	/s/ RICHARD D. SNYDER* Richard D. Snyder Director
* By:	/s/ JOSEPH BURKE Joseph Burke Attorney-in-fact

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REMOVAL OF SECURITIES FROM REGISTRATION
SIGNATURES
GATEWAY, INC.